Exhibit 99.1

Media Contact	Investor Contact

Dan Smith	Tom Morabito

PAETEC	PAETEC

(469) 341-3129	(585) 340-5413

daniel.smith@paetec.com	tom.morabito@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Fourth Quarter

and Full Year 2007 Results

FAIRPORT, N.Y. (February 28, 2008) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced fourth quarter and full year 2007 financial and operating results. “2007 was an exciting year for PAETEC, finishing on a very positive note with strong fourth quarter results,” said PAETEC Chairman and CEO, Arunas A. Chesonis. “2008 marks PAETEC’s 10th anniversary, and we plan to see more of the same consistent, high quality growth that our employees, customers, and investors have come to expect from us.” Highlights of the 2007 quarter and full year include the following:

•	Fourth quarter revenue of $288.6 million, which represented a 91% increase over fourth quarter 2006 revenue of $151.5 million;

•	Fourth quarter adjusted EBITDA* of $55.7 million, which represented a 118% increase over fourth quarter 2006 adjusted EBITDA of $25.6 million;

•	Fourth quarter free cash flow* of $26.5 million, which represented the 20th consecutive quarter in which PAETEC or its predecessor generated positive free cash flow;

*

Adjusted EBITDA, as defined by PAETEC, represents net income before interest expense, provision for income taxes, depreciation and amortization, change in fair value of Series A convertible redeemable preferred stock conversion right, stock-based compensation, loss on extinguishment of debt, leveraged recapitalization costs, integration/restructuring costs and, with respect to pro forma adjusted EBITDA, loss related to investment in ETV. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Neither adjusted EBITDA nor free cash flow is a measurement of financial

•	Fourth quarter net income of $15.5 million compared to fourth quarter 2006 net income of $2.6 million;

•	For the year, revenue of $1.04 billion and adjusted EBITDA of $196.2 million, up 78% and 114%, respectively, from 2006;

•	For the year, net income of $10.5 million compared to 2006 net income of $7.8 million;

•	A year-end cash balance of $112.6 million;

•	An increase of 129% in the number of access line equivalents in service, from 1.26 million as of December 31, 2006, to 2.88 million as of December 31, 2007.

Quarterly Results

Total revenue for fourth quarter 2007 increased 91% to $288.6 million from $151.5 million for fourth quarter 2006, principally due to the addition of US LEC’s results, as well as continued strength in multi-site MPLS VPN sales. Adjusted EBITDA for fourth quarter 2007 increased 118% to $55.7 million over adjusted EBITDA of $25.6 million for fourth quarter 2006. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, was 19.3% for fourth quarter 2007 compared to an adjusted EBITDA margin of 16.9% for fourth quarter 2006. Continued operating leverage of the company’s network and employee base and synergies related to the US LEC acquisition, which was completed on February 28, 2007, continued to positively impact adjusted EBITDA margin, as PAETEC achieved its targeted acquisition-related synergy goals for the year.

Network services, which accounted for 82% of fourth quarter 2007 total revenue, experienced strong growth, increasing 98% year-over-year to $235.8 million. US LEC’s operations, increasing MPLS VPN sales, and continued strength in core integrated voice and data T-1 sales all contributed to the positive results. Carrier services represented 14% of fourth quarter 2007 revenues and grew 75% year-over-year to $40.0 million, largely reflecting the addition of US LEC’s operations. Integrated solutions accounted for the remaining 4% of fourth quarter 2007 revenues. This business, which tends to generate uneven results on a quarterly basis, experienced a 33% increase in revenue over fourth quarter 2006 to $12.8 million.

performance under accounting principles generally accepted in the United States. See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with generally accepted accounting principles, and for a quantitative reconciliation of free cash flow to net cash provided by (used in) operating activities, as net cash provided by (used in) operating activities is calculated in accordance with generally accepted accounting principles.

Net income for fourth quarter 2007 increased to $15.5 million compared to net income of $2.6 million for fourth quarter 2006, primarily as a result of approximately $15 million in purchase accounting adjustments to depreciation and amortization and to stock-based compensation associated with the US LEC acquisition. Fourth quarter 2007 included a reduction to depreciation and amortization of approximately $17 million to recognize the finalization of valuations and related useful life assessments of tangible and intangible assets acquired through US LEC, offset in part by $2 million of additional stock-based compensation expense to recognize the finalization of the valuation of stock options assumed in the US LEC acquisition. Increased debt levels resulting primarily from the US LEC acquisition increased interest expense for fourth quarter 2007 to $17.4 million from $10.2 million for fourth quarter 2006.

PAETEC ended fourth quarter 2007 with 103.1 million common shares outstanding. PAETEC’s fully diluted common share count of approximately 125 million as of December 31, 2007, remained substantially unchanged from September 30, 2007.

Pro Forma Quarterly Comparison

Total revenue of $288.6 million for fourth quarter 2007 represented an increase of 10.7% compared to pro forma combined PAETEC/US LEC total revenue of $260.8 million for fourth quarter 2006. Adjusted EBITDA of $55.7 million for fourth quarter 2007 represented an increase of 27% compared to pro forma adjusted EBITDA of $44.0 million for fourth quarter 2006. Adjusted EBITDA margin was 19.3% for fourth quarter 2007 compared to pro forma adjusted EBITDA margin of 16.9% for fourth quarter 2006, largely as a result of continued operating leverage of the company’s network and employee base and acquisition-related synergies.

Net income was $15.5 million for fourth quarter 2007 compared to pro forma net income of $0.5 million for fourth quarter 2006. Depreciation and amortization expense of $5.9 million for fourth quarter 2007 represented a decrease of 72% compared to fourth quarter 2006 pro forma depreciation and amortization expense of $21.3 million, primarily due to the finalization of valuations and related adjustments of tangible and intangible assets acquired in the US LEC acquisition. Interest expense of $17.4 million for fourth quarter 2007 represented an increase of 16.4% compared to pro forma interest expense of $14.9 million for fourth quarter 2006.

The foregoing pro forma results for the fourth quarter 2006 represent the historical stand-alone consolidated results of PAETEC for the fourth quarter 2006 combined with the historical stand-alone consolidated results of US LEC for the fourth quarter 2006, without any adjustments.

Full Year Results

Total revenue for 2007 increased 78% to $1.04 billion from $586.3 million for 2006, principally due to the addition of US LEC’s results and continued strong organic growth of new integrated T-1 services and multi-site MPLS VPN sales, as well as the deepening of our existing share of business from the installed customer base. Adjusted EBITDA for 2007 increased 114% to $196.2 million over adjusted EBITDA of $91.8 million for 2006. Adjusted EBITDA margin was 18.8% for 2007 compared to an adjusted EBITDA margin of 15.7% for 2006. Continued operating leverage of the company’s network and employee base and acquisition-related synergies continued to positively impact adjusted EBITDA margin. Net income for 2007 was $10.5 million compared to net income of $7.8 million for 2006. For 2007, depreciation and amortization expense of $75.2 million increased significantly from 2006 primarily due to the addition of US LEC’s asset base. Increased debt levels resulting primarily from the US LEC acquisition increased interest expense for 2007 to $68.4 million from $27.3 million for 2006.

Pro Forma Full Year Comparison

Pro forma total revenue for 2007 increased 10.3% to $1.11 billion over pro forma total revenue of $1.01 billion for 2006. Pro forma adjusted EBITDA for 2007 increased 37% to $210.5 million over the pro forma adjusted EBITDA of $154.2 million for 2006. Pro forma adjusted EBITDA margin of 18.9% for 2007 increased from pro forma adjusted EBITDA margin of 15.3% for 2006, largely as a result of continued operating leverage of the company’s network and employee base and acquisition-related synergies. Pro forma net income for 2007 was $10.3 million compared to a pro forma net loss of $(8.9) million for 2006. For 2007, pro forma depreciation and amortization expense increased 1.4% to $84.4 million from 2006 pro forma depreciation and amortization expense of $83.3 million. Pro forma interest expense increased 55% to $71.9 million for 2007 from pro forma interest expense of $46.3 million for 2006.

The foregoing pro forma results for 2007 represent the historical consolidated results of PAETEC for 2007, which include the post-acquisition results of US LEC from March 1, 2007, combined with the historical consolidated results of US LEC for the two months ended February 28, 2007, without any adjustments. The foregoing pro forma results for 2006 represent the historical stand-alone consolidated results of PAETEC for 2006 combined with the historical stand-alone consolidated results of US LEC for 2006, without any adjustments.

Capital Expenditures

Capital expenditures for fourth quarter 2007 increased to $29.3 million, or 10.1% of total revenue, from $11.5 million, or 7.6% of total revenue, for fourth quarter 2006. For full year 2007 capital expenditures were $81.5 million, or 7.8% of total revenue, compared to $41.0 million, or 7% of total revenue, for 2006. Capital expenditures for fourth quarter 2007 were largely applied to enhancements in the PAETEC network, including significant investment in our IP facilities.

On the same quarterly pro forma basis described above, capital expenditures increased 55.8% from $18.8 million for PAETEC and US LEC in fourth quarter 2006 to $29.3 million in fourth quarter 2007, mainly due to the timing of certain investments such as the IP network investment. On the same annual pro forma basis described above, capital expenditures increased 24.1% to $87.5 million, or 7.8% of total revenue, compared to $70.5 million, or 7% of total revenue, for 2006.

Cash Flow and Liquidity

PAETEC had a year-end cash balance of $112.6 million, up from a third quarter 2007 level of $105.5 million, primarily as a result of increased cash flow from operations and cash received from the exercise of stock options. Cash flow provided by operations was $62.6 million in fourth quarter 2007, while cash flow provided by operations was $21.8 million in fourth quarter 2006. As indicated above, PAETEC achieved fourth quarter 2007 free cash flow of $26.5 million.

As of December 31, 2007, PAETEC’s $50 million revolver remained undrawn and PAETEC had $790.5 million in long-term debt under its term loan credit facility and senior notes. As previously announced on January 30, 2008, PAETEC raised an additional $100.0 million due 2013 through an incremental term loan facility under its existing term and revolving loan credit agreement, increasing to $595.5 million the total principal amount outstanding under this agreement.

PAETEC’s cash balance has decreased since December 31, 2007, as a result of the payment of McLeodUSA acquisition-related expenses. Among other expenses, PAETEC extended on the acquisition closing date a total of approximately $128.1 million of funds from cash on hand and borrowings under its incremental term loan facility for application toward the redemption of all of McLeodUSA’s outstanding 10  1/2% Senior Second Secured Notes due 2011 and accrued interest.

McLeodUSA Quarterly and Full Year Results

McLeodUSA’s total revenue for fourth quarter 2007 was $124.1 million compared to $126.9 million for fourth quarter 2006. Adjusted EBITDA, as defined by McLeodUSA,** for fourth quarter 2007 was $16.0 million compared to $11.7 million for fourth quarter 2006. McLeodUSA’s adjusted EBITDA margin increased to 12.9% for fourth quarter 2007 compared to an adjusted EBITDA margin of 9.2% for fourth quarter 2006, primarily driven by higher margin T-1 sales. McLeodUSA’s net loss for fourth quarter 2007 was $(8.8) million compared to a net loss of $(9.2) million for fourth quarter 2006. McLeodUSA’s capital expenditures for fourth quarter 2007 totaled $15.8 million, or 12.7% of total revenue, compared to $13.9 million, or 10.9% of total revenue, for fourth quarter 2006.

For full year 2007, McLeodUSA’s total revenue was $499.5 million compared to $544.7 million for 2006. Adjusted EBITDA for 2007 was $52.3 million compared to $52.1 million for 2006. McLeodUSA’s net loss for 2007 was $(46.4) million compared to a net loss of $(28.3) million for 2006. McLeodUSA’s capital expenditures for 2007 totaled $51 million, or 10.2% of total revenue, compared to $46.8 million, or 8.6% of total revenue, for 2006.

Further Adjusted Pro Forma Quarterly and Full Year Comparison

Pro forma combined PAETEC/US LEC/McLeodUSA total revenue of $412.7 million for fourth quarter 2007 represented an increase of 6.5% compared to fourth quarter 2006 further adjusted pro forma total revenue of $387.6 million. Pro forma further adjusted EBITDA of $71.7 million for fourth quarter 2007 represented an increase of 28.6% compared to fourth quarter 2006 pro forma further adjusted EBITDA of $55.7 million. Pro forma further adjusted net income for fourth quarter 2007 was $6.7 million compared to a further adjusted pro forma net loss of $(8.7) million for fourth quarter 2006, primarily due to the finalization of valuations and related adjustments of

**	Adjusted EBITDA, as defined by McLeodUSA, for the periods presented, represents net loss before interest expense, depreciation and amortization, stock-based compensation, integration/restructuring/ acquisition expenses and stock offering costs. See the accompanying tables for information as to McLeodUSA’s reasons for including this financial measure and for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with generally accepted accounting principles.

tangible and intangible assets acquired, as well as stock options assumed in the US LEC acquisition. Further adjusted pro forma capital expenditures for fourth quarter 2007 were $45.0 million, or 10.9% of further adjusted pro forma total revenue, compared to $32.6 million, or 8.4% of further adjusted pro forma total revenue, for fourth quarter 2006.

Further adjusted pro forma total revenue for 2007 was $1.61 billion, up 3.8%, from 2006 further adjusted pro forma total revenue of $1.56 billion. Pro forma further adjusted EBITDA of $262.8 million represented an increase of 27.4% compared to 2006 pro forma further adjusted EBITDA of $206.4 million. Further adjusted pro forma net loss for 2007 was $(36.2) million compared to a further adjusted pro forma net loss of $(37.2) million for 2006. Further adjusted pro forma capital expenditures for 2007 would have been $138.5 million, or 8.6% of total revenue, compared to further adjusted pro forma capital expenditures of $117.2 million, or 7.5% of total revenue, for 2006.

The foregoing further adjusted pro forma results for 2006 and the 2006 fourth quarter represent (1) the historical stand-alone consolidated results of PAETEC for such periods, combined with (2) the historical stand-alone consolidated results of US LEC for such periods, combined with (3) the historical stand-alone consolidated results of McLeodUSA for such periods, without any adjustments. The foregoing further adjusted pro forma results for 2007 fourth quarter represent (1) the historical consolidated results of PAETEC for 2007 fourth quarter, which include the results of US LEC, combined with (2) the historical consolidated results of McLeodUSA for fourth quarter 2007, without any adjustments. The foregoing further adjusted pro forma results for 2007 represent (1) the historical consolidated results of PAETEC for 2007, which include the post-acquisition results of US LEC from March 1, 2007, combined with (2) the historical consolidated results of US LEC for the two months ended February 28, 2007, combined with (3) the historical consolidated results of McLeodUSA for 2007, without any adjustments.

Integration Update

Integration efforts related to the McLeodUSA acquisition are currently focusing on network consolidation, the re-branding of marketing, communications and sales materials, training, and human resources related functions. Over the next several months, the focus is planned to expand to include the integration of systems, back office processes, and sales and product catalogs. PAETEC continues to expect that it will be able to realize a total of $20 million in acquisition-related synergies for 2008, with a run-rate total of $30 million beginning in 2009.

Approximately two thirds of synergies are expected to come from network-related functions, with approximately one third coming from selling, general and administrative efficiencies.

“While we are still early on in the integration, functional teams from both companies have been collaborating very well, and to date we are on schedule with our objectives,” said EJ Butler, Jr., Chief Operating Officer for PAETEC. “The goal remains to be in a position to offer all PAETEC products and services across our national footprint a soon as possible.”

Pro Forma Full Year 2008 Outlook

“We are very pleased to have closed the McLeodUSA acquisition and we are optimistic in terms of the combined company’s positioning in the telecommunications landscape,” said Keith Wilson, PAETEC’s Chief Financial Officer. “Our pro forma 2008 guidance reflects the strength that core PAETEC has been experiencing, along with the integration efforts that are already well underway at McLeodUSA.”

The table below indicates PAETEC’s revenue, adjusted EBITDA, and capital expenditure expectations for 2008 on a pro forma basis only. The pro forma expectations represent the anticipated results of the combined PAETEC and McLeodUSA business for 2008 as if the acquisition had occurred on January 1, 2008, instead of on February 8, 2008. Due to the proximity of the acquisition closing to the date of this announcement, PAETEC is continuing to finalize McLeodUSA’s results for the pre-acquisition period from January 1, 2008, through February 8, 2008, and, accordingly, is not currently in a position to release actual 2008 expectations. PAETEC’s actual 2008 results will not include the results of McLeodUSA from January 1, 2008, through February 8, 2008.

Pro Forma FY 2008

($ in millions)
Pro Forma Revenue	$1,700 to $1,740
Pro Forma Adjusted EBITDA	$300 to $310
Pro Forma Capital Expenditures	$145 to $175

Conference Call

As previously announced, PAETEC will host a conference call today at 9:00 a.m. ET. Chairman and CEO Arunas Chesonis, Chief Financial Officer Keith Wilson, and Chief Operating Officer EJ Butler, Jr., will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These statements, which include forecasts of total revenue, adjusted EBITDA, capital expenditures and acquisition-related synergies, involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2006 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: changes in regulation and the regulatory environment and adverse rulings in pending regulatory proceedings; competition in the markets in which PAETEC operates; the continued availability of necessary network elements and special access services at acceptable cost from competitors; PAETEC’s ability to manage and expand its business, to execute its acquisition strategy, to integrate the operations of acquired companies, and to realize cost savings, operating efficiencies and new revenue opportunities expected from business acquisitions; PAETEC’s ability to adapt its product and service offerings to changes in customer preferences and to convert its existing network to a network with more advanced technology; legal proceedings regarding intellectual property rights and other matters that may affect PAETEC’s operations; effects of network failures, systems breaches, natural catastrophes and other service interruptions; and PAETEC’s ability to service its indebtedness and to raise capital in the future. PAETEC disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
REVENUE:
Network services revenue	$235,794	$118,941	$855,833	$460,347
Carrier services revenue	39,995	22,876	144,924	88,284
Integrated solutions revenue	12,853	9,671	40,256	37,671

TOTAL REVENUE	288,642	151,488	1,041,013	586,302
COST OF SALES (exclusive of depreciation and amortization shown separately below)	138,099	72,780	491,684	282,169
LITIGATION SETTLEMENT	—	—	—	1,500
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation)	101,763	56,224	373,715	219,516
INTEGRATION/RESTRUCTURING COSTS	924	—	3,665	—
LEVERAGED RECAPITALIZATION COSTS	—	67	—	15,153
DEPRECIATION AND AMORTIZATION	5,947	9,322	75,237	34,618

INCOME FROM OPERATIONS	41,909	13,095	96,712	33,346
CHANGE IN FAIR VALUE OF SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK CONVERSION RIGHT	—	—	—	(10,778)
LOSS ON EXTINGUISHMENT OF DEBT	447	—	14,558	5,081
OTHER INCOME, net	(1,321)	(1,167)	(4,784)	(4,509)
INTEREST EXPENSE	17,372	10,175	68,373	27,319

INCOME BEFORE INCOME TAXES	25,411	4,087	18,565	16,233
PROVISION FOR INCOME TAXES	9,912	1,462	8,037	8,430

NET INCOME	$15,499	$2,625	$10,528	$7,803

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC, represents net income before interest expense, provision for income taxes, depreciation and amortization, change in fair value of Series A convertible redeemable preferred stock conversion right, stock-based compensation, loss on extinguishment of debt, leveraged recapitalization costs, integration/restructuring costs, and, with respect to pro forma adjusted EBITDA, loss related to investment in ETV. PAETEC’s adjusted EBITDA is a non-GAAP financial measure used by PAETEC’s management, together with financial measurements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) such as revenue and cash flows from operations, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary ongoing and customary course of its operations. Management also uses this measure to evaluate PAETEC’s performance relative to that of its competitors. This financial measure permits a comparative assessment of PAETEC’s operating performance, relative to the company’s performance based on its GAAP results, while isolating the effects of certain items that may vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net income	$15,499	$2,625	$10,528	$7,803
Add back non-EBITDA items included in net income:
Depreciation and amortization	5,947	9,322	75,237	34,618
Interest expense, net of interest income	16,105	9,608	63,607	24,995
Provision for income taxes	9,912	1,462	8,037	8,430

EBITDA	47,463	23,017	157,409	75,846

Change in fair value of Series A convertible redeemable preferred stock conversion right	—	—	—	(10,778)
Stock-based compensation	6,884	2,476	20,546	6,496
Loss on extinguishment of debt	447	—	14,558	5,081
Leveraged recapitalization costs	—	67	—	15,153
Integration/restructuring costs	924	—	3,665	—

Adjusted EBITDA	$55,718	$25,560	$196,178	$91,798

PAETEC Holding has omitted a quantitative reconciliation of the forecasted 2008 adjusted EBITDA amount included in this release to forecasted 2008 net income (loss), because forecasted 2008 net income (loss) cannot be calculated with reasonable accuracy until, among other matters, PAETEC Holding finalizes adjustments under the purchase method of accounting for the US LEC merger and McLeodUSA merger. The manner in which each of these items is finalized may have a material effect on PAETEC Holding's net income (loss) for 2008.

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by the company’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of the company’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of the company’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow;

•

free cash flow is subject to variability on a quarterly basis as a result of the timing of payments made or received related to accounts receivable, accounts payable and other current operating assets and liabilities; and

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC's results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, cash used in investing activities, cash provided by (used in) financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by (used in) operating activities, as net cash provided by (used in) operating activities is calculated in accordance with GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Adjusted EBITDA (see previous page)	$55,718	$25,560	$196,178	$91,798
Purchases of property & equipment	(29,260)	(11,450)	(81,455)	(41,032)

Free cash flow, as defined	$26,458	$14,110	$114,723	$50,766
Purchases of property and equipment	29,260	11,450	81,455	41,032
Interest expense, net of interest income	(16,105)	(9,608)	(63,607)	(24,995)
Income tax related	5,724	(342)	4,705	(1,349)
Other	(13)	(162)	61	95
Loss on extinguishment of debt	—	—	(2,000)	(826)
Leveraged recapitalization costs	—	(67)	—	(12,531)
Integration/restructuring costs	(924)	—	(3,665)	—
Amortization of debt issuance costs	438	417	1,920	1,513
Changes in operating assets and liabilities	17,764	5,976	(20,476)	(150)

Net cash provided by (used in) operating activities	$62,602	$21,774	$113,116	$53,555

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

(in thousands)

	December 31, 2007	December 31, 2006
(in thousands)
Cash and cash equivalents	$112,601	$46,885
Accounts receivable, net	147,343	79,740
Property and equipment, net	312,032	167,566

Accounts payable	$65,561	$27,321
Other accrued expenses	92,922	43,824
Current portion of long-term debt	5,040	2,856
Long-term debt	790,517	370,930

Operating Data (as of period end):
Geographic markets served	53	29
Number of switches deployed	40	13
Total digital T1 transmission lines installed	119,987	52,371
Total access line equivalents installed	2,879,688	1,256,904
Total employees	2,432	1,312

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results of PAETEC and US LEC, without adjustment)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
TOTAL REVENUE	$288,642	$260,789	$1,114,571	$1,010,503
COST OF SALES (exclusive of depreciation and amortization shown separately below)	138,099	127,703	526,281	494,309
LITIGATION SETTLEMENT	—	—	—	1,500
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation)	101,763	96,017	398,791	380,623
INTEGRATION/RESTRUCTURING COSTS	924	—	5,479	—
LEVERAGED RECAPITALIZATION COSTS	—	67	—	15,153
DEPRECIATION AND AMORTIZATION	5,947	21,309	84,419	83,274

INCOME FROM OPERATIONS	$41,909	$15,693	$99,601	$35,644
CHANGE IN FAIR VALUE OF SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK CONVERSION RIGHT	—	—	—	(10,778)
LOSS ON EXTINGUISHMENT OF DEBT	447	—	14,558	5,081
OTHER INCOME, net	(1,321)	(1,167)	(5,159)	(4,509)
INTEREST EXPENSE	17,372	14,928	71,874	46,284

INCOME (LOSS) BEFORE INCOME TAXES	25,411	1,932	18,328	(434)
PROVISION FOR INCOME TAXES	9,912	1,462	8,038	8,430

NET INCOME (LOSS)	$15,499	$470	$10,290	$(8,864)

The table below sets forth, for the periods indicated, a reconciliation of pro forma adjusted EBITDA to pro forma net income (loss), as pro forma net income (loss) is calculated in accordance with GAAP based on the combination of historical results of PAETEC Holding and its predecessor and of US LEC for such periods.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Pro Forma:
Net Income (Loss)	$15,499	$470	$10,290	$(8,864)
Add back non-EBITDA items included in net income (loss):
Depreciation and amortization	5,947	21,309	84,419	83,274
Interest expense, net of interest income	16,105	14,361	66,770	43,960
Provision for income taxes	9,912	1,462	8,038	8,430

EBITDA	47,463	37,602	169,517	126,800

Change in fair value of Series A convertible redeemable preferred stock conversion right	—	—	—	(10,778)
Stock-based compensation	6,884	3,301	20,991	8,775
Loss on extinguishment of debt	447	—	14,558	5,081
Leveraged recapitalization costs	—	67	—	15,153
Integration/restructuring costs	924	2,322	5,479	7,392
Loss related to investment in ETV	—	713	—	1,816

Adjusted EBITDA	$55,718	$44,005	$210,545	$154,239

Purchases of property & equipment	$29,260	$18,775	$87,485	$70,475

McLeodUSA

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
TOTAL REVENUE	$124,064	$126,860	$499,522	$544,734
COST OF SALES (exclusive of depreciation and amortization shown separately below)	62,324	70,559	260,661	315,824
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation)	46,853	46,243	196,456	181,654
INTEGRATION/RESTRUCTURING COSTS	540	(76)	1,897	2,437
LEVERAGED RECAPITALIZATION COSTS	—	—	—	—
DEPRECIATION AND AMORTIZATION	19,396	15,938	73,404	60,074

LOSS FROM OPERATIONS	(5,049)	(5,804)	(32,896)	(15,255)
OTHER INCOME, net	51	(145)	242	332
INTEREST EXPENSE	3,680	3,517	13,307	12,738

NET LOSS	$(8,780)	$(9,176)	$(46,445)	$(28,325)

McLeodUSA Incorporated and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate the effectiveness of McLeodUSA’s operating performance and to enhance comparability between periods. Adjusted EBITDA, as used by management, for various periods further removes the effects of other income and expense, restructuring and impairment charges, gain on cancellation of debt, income from discontinued operations, reorganization charges, stock offering costs, merger expenses, and non-cash compensation expense. McLeodUSA excludes the effects of other income and expense, restructuring and impairment charges, gain on cancellation of debt, income from discontinued operations, reorganization charges, stock offering costs, merger expenses and non-cash compensation expense because it does not believe that such items are representative of the core operating results of its ongoing competitive telecommunications activities. Management believes that non-GAAP financial measures such as adjusted EBITDA are also commonly reported and used by analysts, investors and other interested parties in the telecommunications industry.

Management uses adjusted EBITDA in its decision-making processes relating to the operation of its business together with GAAP financial measures such as revenue and income from operations.

McLeodUSA’s calculation of adjusted EBITDA excludes:

•

restructuring charges and adjustments, reorganization items and impairment charges and income from discontinued operations, stock offering costs, and merger expenses, which are non-recurring items; and

•

non-cash stock option compensation, gain on cancellation of debt and other non-operating income or expense, each of which McLeodUSA’s management views as non-operating and non-cash expenses that are not related to management’s assessment of the operating results and performance of its consolidated operations.

Management believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of non-cash stock option compensation, which is a non-cash expense that varies widely among similar companies. McLeodUSA provides information relating to its adjusted EBITDA so that investors have the same data that it employs in assessing its overall operations. McLeodUSA believes that trends in its adjusted EBITDA are a valuable indicator of its operating performance on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

In addition, adjusted EBITDA is a useful comparative measure within the communications industry because the industry has experienced recent trends of increased merger and acquisition activity and financial restructurings, which have led to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies, as well as non-operating and one-time charges to earnings, such as the effect of debt restructurings.

Accordingly, adjusted EBITDA allows analysts, investors and other interested parties in the telecommunications industry to facilitate company-to-company comparisons by eliminating some of the foregoing variations. Adjusted EBITDA as used by McLeodUSA may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure.

McLeodUSA’s calculation of adjusted EBITDA is not directly comparable to EBITDA. In addition, adjusted EBITDA does not reflect:

•	McLeodUSA’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, McLeodUSA’s working capital needs;

•	McLeodUSA’s interest expense, or the cash requirements necessary to service interest or principal payments on its debts; and

•	any cash requirements for the replacement of assets being depreciated and amortized, which will often have to be replaced in the future, even though depreciation and amortization are non-cash charges.

Adjusted EBITDA is not intended to replace operating income, net income and other measures of financial performance reported in accordance with GAAP. Rather, adjusted EBITDA is a measure of operating performance that may be considered in addition to those measures. Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to McLeodUSA to invest in the growth of its business. McLeodUSA compensates for these limitations by relying primarily on its GAAP results and using adjusted EBITDA as a supplemental financial measure.

The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net loss	$(8,780)	$(9,176)	$(46,445)	$(28,325)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	19,396	15,938	73,404	60,074
Interest expense, net of interest income	3,731	3,372	13,549	13,070

EBITDA	$14,347	$10,134	$40,508	$44,819

Stock-based compensation	1,000	1,669	8,007	4,875
Integration/restructuring/merger expenses	540	(76)	1,897	2,437
Stock offering costs	71	—	1,871	—

Adjusted EBITDA	$15,958	$11,727	$52,283	$52,131

PAETEC Holding Corp. and Subsidiaries

Further Adjusted Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results of PAETEC, US LEC, and McLeodUSA without adjustment)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
TOTAL REVENUE	$412,706	$387,649	$1,614,093	$1,555,237
COST OF SALES (exclusive of depreciation and amortization shown separately below)	200,423	198,262	786,942	810,133
LITIGATION SETTLEMENT	—	—	—	1,500
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation)	148,616	142,260	595,247	562,277
INTEGRATION/RESTRUCTURING COSTS	1,464	(76)	7,376	2,437
LEVERAGED RECAPITALIZATION COSTS	—	67	—	15,153
DEPRECIATION AND AMORTIZATION	25,343	37,247	157,823	143,348

INCOME FROM OPERATIONS	$36,860	$9,889	$66,705	$20,389
CHANGE IN FAIR VALUE OF SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK CONVERSION RIGHT	—	—	—	(10,778)
LOSS ON EXTINGUISHMENT OF DEBT	447	—	14,558	5,081
OTHER INCOME, net	(1,270)	(1,312)	(4,917)	(4,177)
INTEREST EXPENSE	21,052	18,445	85,181	59,022

INCOME (LOSS) BEFORE INCOME TAXES	16,631	(7,244)	(28,117)	(28,759)
(BENEFIT FROM) PROVISION FOR INCOME TAXES	9,912	1,462	8,038	8,430

NET INCOME (LOSS)	$6,719	$(8,706)	$(36,155)	$(37,189)

The table below sets forth, for the periods indicated, a reconciliation of pro forma further adjusted EBITDA to further adjusted pro forma net income (loss), as further adjusted pro forma net income (loss) is calculated based on the combination of historical results of PAETEC Holding and its predecessor, US LEC, and McLeodUSA for such periods.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Further Adjusted Pro Forma:
Net Income (Loss)	6,719	(8,706)	(36,155)	(37,189)
Add back non-EBITDA items included in net income (loss):
Depreciation and amortization	25,343	37,247	157,823	143,348
Interest expense, net of interest income	19,836	17,733	80,319	57,030
Provision for income taxes	9,912	1,462	8,038	8,430

EBITDA	61,810	47,736	210,025	171,619

Change in fair value of Series A convertible redeemable preferred stock conversion right	—	—	—	(10,778)
Stock-based compensation	7,884	4,970	28,998	13,650
Loss on extinguishment of debt	447	—	14,558	5,081
Leveraged recapitalization costs	—	67	—	15,153
Integration/restructuring costs	1,464	2,246	7,376	9,829
Loss related to investment in ETV	—	713	—	1,816
McLeod IPO Costs	71	—	1,871	—

Adjusted EBITDA	$71,676	$55,732	$262,828	$206,370

Purchases of property & equipment	$45,023	$32,649	$138,525	$117,225